FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-258342-02

From:	Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent:	Wednesday, August 10, 2022 3:07 PM
Subject:	★CLASS XA PRICING DETAILS★ $630.182MM BMARK 2022-B36 PUBLIC CMBS

Categories:	EXTERNAL SENDER – Review for phishing. Report if suspicious. For help visit go/phish

★PRICING DETAILS★ BMARK 2022-B36 - XA - PUBLIC CMBS

JOINT BOOKRUNNERS & CO-LEAD MANAGERS:	J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS & CO. LLC. AND CITIGROUP GLOBAL MARKETS INC.
RATING AGENCIES:	MOODY’S/FITCH/DBRS
OFFERING TYPE:	SEC-REGISTERED

Class	Moody’s/Fitch/KBRA	Size($mm)	WAL	Approx	Proceeds	SPREAD*	CPN(%)	$PX YIELD(%)
XA	NR/AAA/AAA	565.731	8.58	~$29.9mm	J+300	0.80920	5.28714	5.8272

* PRICING SPEED IS 100 CPY

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$753,806,375
NUMBER OF LOANS:	31
NUMBER OF PROPERTIES:	69
WA CUT-OFF LTV:	51.9%
WA MATURITY LTV:	51.8%
WA U/W NCF DSCR:	2.07x
WA U/W NOI DEBT YIELD:	11.1%
TOP TEN LOANS %:	67.8%

WA TERM TO MATURITY (MOS):	110
WA REMAINING AMORTIZATION TERM (MOS):	293
WA SEASONING (MOS):	1

TOP 5 PROPERTY TYPES:	OFFICE (32.6%), RETAIL (16.9%), MIXED USE (15.6%), SELF STORAGE (13.6%), INDUSTRIAL (10.3%)

TOP 5 STATES:	NY (27.6%), VA (14.3%), CA (13.9%), MI (7.5%), FL (6.8%)

LOAN SELLERS:	JPMORGAN CHASE BANK, N.A. (18.1%), CITI REAL ESTATE FUNDING INC. (37.6%), GERMAN AMERICAN CAPITAL CORPORATION (23.8%) and GOLDMAN SACHS MORTGAGE COMPANY (20.4%)

U.S. RISK RETENTION:	AN ELIGIBLE VERTICAL RESIDUAL INTEREST WILL BE RETAINED BY JPMORGAN CHASE BANK, NATIONAL ASSOCIATION AND DBR INVESTMENTS CO. LIMITED.

EU RISK RETENTION:	THE TRANSACTION IS NOT STRUCTURED TO SATISFY THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

MASTER SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
OPERATING ADVISOR:	PARK BRIDGE LENDER SERVICES LLC.
ASSET REPRESENTATIONS REVIEWER:	PARK BRIDGE LENDER SERVICES LLC.
DIRECTING CERTIFICATEHOLDER:	KKR REAL ESTATE CREDIT OPPORTUNITY PARTNERS II L.P.

TIMING

ANTICIPATED SETTLEMENT: ON OR ABOUT AUGUST 23, 2022

JPM SPG SYNDICATE CONTACTS

JENNIFER KORNBLAU 212-834-4154

MORGAN ROACH 212-834-4154

JACQUELINE LARET 212-834-4154

KRISTEN ROSSI 212-834-4154

MICHAEL CASH 212-834-4154

JPM CMBS BANKING CONTACTS

KUNAL SINGH 212-834-5467

HARRIS RENDELSTEIN 212-834-6737

JPM CMBS TRADING DESK CONTACTS

AVINASH SHARMA 212-834-3111

BRIAN CAREY 212-834-3111

DERRICK FETZER 212-834-3111

DEUTSCHE BANK TRADING DESK CONTACT

RYAN HORVATH 212-250-5149

DAN PENN 212-250-5149

CITIGROUP SYNDICATE DESK CONTACTS

RAUL OROZCO 212-723-1295

MATT PERRY 212-723-1295

GOLDMAN SACHS CMBS BANKING CONTACTS

LEAH NIVISON 212-357-2702

SCOTT EPPERSON 212-934-2882

JUSTIN PETERSON 212-902-4283

GOLDMAN SACHS SYNDICATE CONTACTS

SCOTT WALTER 212-357-8910

GOLDMAN SACHS CAPITAL MARKETS CONTACTS

MARK ROMANCZUK 212-902-0290

NITIN JAGGA 212-855-9035

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